FREE WRITING PROSPECTUS Dated June 10, 2014	Filed Pursuant to Rule 433 Registration No. 333-186227 Registration No. 333-186227-02

ALLY AUTO RECEIVABLES TRUST 2014-1

Issuing Entity

$1,395,440,000 Asset Backed Notes, Class A-2, Class A-3 and Class A-4

ALLY AUTO ASSETS LLC

Depositor

ALLY BANK

Sponsor

ALLY FINANCIAL INC.

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated June 10, 2014 and a prospectus dated June 6, 2014, which describe the Class A-2, Class A-3 and Class A-4 Notes to be issued by the issuing entity. You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Class A-2, Class A-3 or Class A-4 Notes.

Ratings

We will not issue the notes offered by the prospectus supplement and the prospectus unless the Class A-2, Class A-3 and Class A-4 Notes, are rated in the highest rating category for long-term (Aaa (sf)/AAA (sf)) obligations by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“Standard & Poor’s”).

Other Fees and Expenses

The following table describes the compensation payable to Standard & Poor’s and Moody’s for providing an initial rating and five years of surveillance of the notes.

Standard & Poor’s Fee	$291,206

Moody’s Fee	$230,000

Barclays	BofA Merrill Lynch	Credit Suisse

BMO Capital Markets	Lloyds Securities	Natixis	PNC Capital Markets LLC	Scotiabank

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037.